EXHIBIT 11

              CAPITAL BANCORP AND SUBSIDIARIES
             CALCULATION OF EARNINGS PER SHARE
                                            Three Months Ended
                                                 March 31,
Primary                                     1995          1994
- -------                                     ----          ----
Weighted average number of
   common shares outstanding              4,768,515     4,607,641
Common equivalent shares
   outstanding - options                    184,828       166,436
                                        -----------    ----------
Total common and common
   equivalent shares outstanding          4,953,343     4,774,077
                                        ===========    ==========

Net income                              $ 3,689,000    $3,213,000
                                        ===========    ==========
Primary earnings per share              $       .74    $      .67
                                        ===========    ==========

Fully diluted
- -------------

Weighted average number of
   common shares outstanding              4,768,515     4,607,641
Common equivalent shares
   outstanding - options                    184,828       166,436
                                        -----------    ----------
Total common and common
   equivalent shares outstanding          4,953,343     4,774,077
                                        ===========    ==========

Net income                              $ 3,689,000    $3,213,000
                                        ===========    ==========

Fully diluted earnings per share        $       .74    $      .67
                                        ===========    ==========


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